As Filed with the Securities and Exchange Commission on April 27, 1999.
                              Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             PMA CAPITAL CORPORATION
                 ---------------------------------------------
             (Exact name of registrant as specified in its charter)


       Pennsylvania                                          23-2217932
       ------------                                          ----------
 (State of Incorporation)                                 (I.R.S. Empoyer
                                                          Identification No.)

      1735 Market Street, Suite 2800
        Philadelphia, Pennsylvania                            19103-7590
     --------------------------------                         ----------
  (Address of Principal Executive Offices)                    (Zip Code)


               PMA Capital Corporation 1999 Equity Incentive Plan
              -----------------------------------------------------
                            (Full title of the plan)

                        Charles A. Brawley, III, Esquire
                             PMA Capital Corporation
                         1735 Market Street, Suite 2800
                      Philadelphia, Pennsylvania 19103-7590
                 ---------------------------------------------
                     (Name and address of agent for service)

                                 (215) 665-5046
                                ----------------
                     (Telephone number, including area code,
                              of agent for service)

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
                                          CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                              Proposed                 Proposed
Title of securities      Amount to be         maximum offering         maximum aggregate           Amount of
to be registered         registered(1)        price per share(2)       offering price(2)           registration fee

---------------------------------------------------------------------------------------------------------------------------
Class A Common          850,000 shares          $20.125                  $17,106,250                 $4,756
Stock, par value
$5.00 per
share
---------------------------------------------------------------------------------------------------------------------------

(1) In addition, this Registration Statement also registers such additional shares as may be required to be issued in the Plan listed above in the event of a stock dividend, reverse stock split, stock split, reclassification and other siginificant events.
(2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $20.125 per share, the average of the high and low sales prices of the Class A Common Stock of the Company on the Nasdaq National Market on April 23, 1999.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  Incorporation Of Documents By Reference.

         The following documents have been filed by PMA Capital Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 000-22761), and are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998; and

(b) The description of the Company's Class A Common Stock set forth under Item 11 of the Company's Registration Statement on Form 10/A, Amendment no. 3, as filed with the Commission on January 6, 1998, including all amendments and reports for the purpose of updating such description.

         All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by Charles A. Brawley, III, Esq., Vice President--Corporate Counsel for the Company. Mr. Brawley beneficially owns options to purchase Class A Common Stock granted under the PMA Capital Corporation 1999 Equity Incentive Plan.

ITEM 6.  Indemnification of Directors and Officers.

As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law (the "BCL"), which applies to the Company, the Company's Bylaws provide for indemnification of directors and officers for all expenses, liabilities and losses

(including without limitation attorney's fees, judgments, fines, taxes, penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in any threatened, pending or completed action, suit or proceeding (including without limitation an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative, or through arbitration, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The right to indemnification provided in the Company's Bylaws includes the right to have the expenses incurred by such person in defending any proceeding paid by the Company in advance of the final disposition of the proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding may be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced without interest if it is ultimately determined that such person is not entitled to be indemnified under the Company's Bylaws or otherwise. Indemnification under such provisions continues as to a person who has ceased to be a director or officer of the Company and inures to the benefit of his or her heirs, executors and administrators. The Bylaws for the Company also avail directors of the Pennsylvania law limiting directors' liability for monetary damages for any action taken or any failure to take any action except for those cases in which they have breached or failed to perform their fiduciary duties under the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that this limitation of liability for monetary damages does not apply to the responsibilities or liabilities of a director pursuant to any criminal statute, or to the liabilities of a director for payment of taxes pursuant to local, Pennsylvania or federal law.

ITEM 7.  Exemption from Registration Claimed.

No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  Exhibits.

Documents filed as exhibits hereto are listed in the Exhibit Index appearing on page E-1.

ITEM 9.  Undertakings.

The registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

         (ii) To reflect in any prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, and in the capacities indicated, by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 27, 1999.


                                         PMA CAPITAL CORPORATION

                                         By: /s/ Francis W. McDonnell
                                             -------------------------
                                             Francis W. McDonnell
                                             Senior Vice President,
                                             Chief Financial Officer and
                                             Treasurer (principal financial and
                                             accounting officer)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 27, 1999.

Signature                                   Title
------------                               -----------
*  John W. Smithson                         President and Chief
                                             Executive Officer and
                                             a Director (Principal Executive
                                             Officer)

*  Frederick W. Anton III                   Chairman of the Board and
                                            a Director
*  Paul I. Detwiler, Jr.                    Director
*  Joseph H. Foster                         Director
*  Anne S. Genter                           Director
*  James F. Malone III                      Director
*  A. John May                              Director
*  Louis N. McCarter III                    Director
*  John W. Miller, Jr.                      Director
*  Edward H. Owlett                         Director
*  Louis I. Pollock                         Director
*  Roderic H. Ross                          Director
*  L. J. Rowell, Jr.                        Director

*  By: /s/ Charles A. Brawley, III
       -----------------------------
           Charles A. Brawley, III
            Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.  EXHIBIT DESCRIPTION                                Method of Filing
-----------  -------------------                                ----------------
   5         Opinion of Counsel as to legality of securities      Filed herewith

23.1         Consent of Counsel                                   Included in Exhibit 5
                                                                  filed herewith

23.2         Consent of PricewaterhouseCoopers LLP.               Filed herewith

24.1         Power of Attorney                                    Filed herewith

24.2         Certified Resolutions                                Filed herewith

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